Exhibit 99.1


               Cognex Corporation Announces Third Quarter Results


     NATICK, Mass.--(BUSINESS WIRE)--Oct. 17, 2006--Cognex Corporation (NASDAQ:
CGNX) today announced its financial results for the third quarter ended October 1, 2006. Revenue, net income and earnings per share for the quarter and for the nine months ended October 1, 2006 are compared to the third quarter of 2005, to the second quarter of 2006, and to the first nine months of 2005 (which includes 5 months of results for DVT Corporation acquired on May 9, 2005) in the table below.

                                                              Earnings
                                                                per
                                                               Diluted
                                      Revenue     Net Income    Share
---------------------------------- ============= ============ ========
      Quarterly Comparisons
================================== ------------- ------------ --------
Current quarter: Q3-06              $58,005,000  $10,116,000    $0.22
---------------------------------- ------------- ------------ --------
Prior year's quarter: Q3-05         $58,256,000  $10,858,000    $0.22
---------------------------------- ------------- ------------ --------
Change from Q3-05 to Q3-06                    0%         (7%)       0%
---------------------------------- ------------- ------------ --------
Prior quarter: Q2-06                $63,074,000  $11,434,000    $0.24
---------------------------------- ------------- ------------ --------
Change from Q2-06 to Q3-06                  (8%)        (12%)    (10%)
---------------------------------- ------------- ------------ --------

---------------------------------- ------------- ------------ --------
     Year to Date Comparisons
================================== ------------- ------------ --------
Nine months ended October 1, 2006  $180,119,000  $30,350,000    $0.64
---------------------------------- ------------- ------------ --------
Nine months ended October 2, 2005  $156,057,000  $23,952,000    $0.50
---------------------------------- ------------- ------------ --------
Change from first nine months of
 2005 to first nine months of 2006           15%          27%      28%
---------------------------------- ------------- ------------ --------

     Beginning in 2006, Cognex has included stock option expense in its results (Exhibit 2 shows the effect of stock option expensing on certain line items in the P&L as reported under GAAP). For comparative purposes, the company's results are shown in the table below excluding stock option expense:


                                                              Earnings
                                                                per
                                                               Diluted
                                      Revenue     Net Income    Share
---------------------------------- ============= ============ ========
      Quarterly Comparisons
================================== ------------- ------------ --------
Current quarter: Q3-06 (Non-GAAP)   $58,005,000  $12,369,000    $0.27
---------------------------------- ------------- ------------ --------
Prior year's quarter: Q3-05 (GAAP)  $58,256,000  $10,858,000    $0.22
---------------------------------- ------------- ------------ --------
Change from Q3-05 to Q3-06                    0%          14%      19%
---------------------------------- ------------- ------------ --------
Prior quarter: Q2-06 (Non-GAAP)     $63,074,000  $13,708,000    $0.29
---------------------------------- ------------- ------------ --------
Change from Q2-06 to Q3-06                  (8%)        (10%)     (8%)
---------------------------------- ------------- ------------ --------

---------------------------------- ------------- ------------ --------
     Year to Date Comparisons
================================== ------------- ------------ --------
Nine months ended
October 1, 2006 (Non-GAAP)         $180,119,000  $36,795,000    $0.79
---------------------------------- ------------- ------------ --------
Nine months ended
October 2, 2005 (GAAP)             $156,057,000  $23,952,000    $0.50
---------------------------------- ------------- ------------ --------
Change from first nine months of
 2005 to first nine months of 2006           15%          54%      57%
---------------------------------- ------------- ------------ --------


     "I am disappointed in the level of business in the third quarter of 2006," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "While we were highly profitable...operating income excluding stock option expense was equal to 25% of revenue (or 19% including stock option expense); an increase over the 24% reported for the third quarter of 2005...revenue for the third quarter of 2006 was below our expectations. The shortfall was in the Factory Automation market, where sales were even lower than anticipated during the seasonally-soft summer months, and in the Surface Inspection market, where a number of projects were delayed."

     Dr. Shillman continued, "For Q4 of 2006, we are planning for modest revenue growth, if any, because we believe that capital investments by manufacturers in the semiconductor, electronics, automotive and steel industries, which are currently among the largest users of Cognex machine vision, will be slow through year-end."

     Details of the Quarter

     Statement of Operations Highlights - Third Quarter of 2006

     -- Revenue for the third quarter of 2006 was essentially flat with the third quarter of 2005 as higher revenue from the Semiconductor and Electronics Capital Equipment market offset lower sales in the Surface Inspection market. On a sequential basis, revenue decreased 8% due to lower sales in the Factory Automation and Surface Inspection markets and, to a lesser extent, the Semiconductor and Electronics Capital Equipment market.

     -- Gross margin was 73% in the third quarter of 2006, 73% in the third quarter in 2005 and 74% in the prior quarter. Excluding stock option expense, gross margin increased to 74% in the third quarter of 2006 from 73% in the comparable quarter of 2005, and remained flat with 74% in the prior quarter despite an 8% decline in revenue, due to product mix: a greater percentage of revenue came from the sale of modular vision systems in the third quarter of 2006 than from surface inspection systems.

     -- Research, Development & Engineering (R, D & E) spending in the third quarter of 2006 increased 11% from the third quarter of 2005 and decreased 7% from the prior quarter (or decreased 2% and 8%, respectively, excluding stock option expense). R, D & E spending excluding stock option expense decreased year-on-year and sequentially due to lower company bonuses and lower outside services related to patent activities and new product initiatives.

     -- Selling, General & Administrative (S, G & A) spending in the third quarter of 2006 increased 10% from the third quarter of 2005 (or 0% excluding stock option expense) and decreased 7% on a sequential basis (or 8% excluding stock option expense). S, G & A decreased on a sequential basis due to lower company bonuses and lower spending on marketing communications and tax services.

     -- The company reported a foreign currency loss of $282,000 in the third quarter of 2006 compared to a loss of $410,000 in the third quarter of 2005 and a loss of $280,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

     -- Investment and other income was $1,518,000 in the third quarter of 2006 compared to $1,156,000 in the third quarter of 2005 and $1,772,000 in the prior quarter. The increase in investment and other income year-on-year is due to higher yields. Investment and other income decreased on a sequential basis due to a lower average invested balance as Cognex used cash to repurchase nearly $20 million of its common stock during the third quarter.

     -- The effective tax rate was 18% in the third quarter of 2006, 26% in the third quarter of 2005 and 19% in the prior quarter. The third quarter of 2006 includes a net benefit of $567,000 resulting from the unfavorable settlement of a multi-year Japanese tax audit and the favorable impact of both the expiration of the statute of limitations for a particular tax year and the adjustment of estimates made based upon the filing of the actual tax returns for 2005. The second quarter of 2006 includes a benefit of $869,000 from the settlement of a multi-year state tax audit. Excluding these items, the tax rates would have been 23% and 25%, respectively. The decrease in the effective tax rate, both year-on-year and sequentially, is due to more of the Company's profits being earned in lower tax jurisdictions than had been anticipated.

     Balance Sheet Highlights - October 1, 2006

     -- Cognex's financial position at October 1, 2006 was very strong, with nearly $267,000,000 in cash and investments, and no debt. For the first nine months of 2006, Cognex generated positive cash flow from operations of approximately $41,000,000, paid out over $11, 000,000 in dividends to shareholders, and spent over $81,000,000 to repurchase approximately 3,100,000 shares of its common stock on the open market.

     -- Days sales outstanding (DSO) for the third quarter of 2006 was 61 days, and remains within the company's targeted range.

     -- Inventories at October 1, 2006, increased by approximately $2,200,000, or 8%, from the end of the second quarter of 2006, and inventory turns in the third quarter were equivalent to 2.1 times per year. The inventory increase is primarily due to the lower than expected customer shipments during the third quarter.

     Financial Outlook

     -- For the fourth quarter of 2006, Cognex expects revenue to be between $58 million and $61 million. Gross margin is expected to be in the low-to-mid-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by approximately 5% on a sequential basis. The effective tax rate is expected to be 25%. As a result of the above, earnings for the fourth quarter of 2006 are expected to be between $0.19 and $0.23 per diluted share (or between $0.24 and $0.28 per diluted share excluding an estimated $0.05 per diluted share for estimated stock option expense of $400,000 in Cost of Goods Sold and $3,100,000 in Operating Expenses).

     Non-GAAP Financial Measures

     This press release and its attachments contain non-GAAP financial measures. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex's stock price. Cognex also excludes the net benefit resulting from the unfavorable settlement of the multi-year Japanese tax audit and the favorable impact of the statute of limitations expiration for a particular tax year and the adjustment to estimates made based upon the filing of the actual 2005 tax returns, and the benefit from the multi-year state tax audit settlement from non-GAAP adjusted earnings per share because they are one-time favorable items. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare Cognex's results over multiple periods and to evaluate the effectiveness of the methodology used by management to review the operating results of the company. However, these non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP. Exhibit 2 shows a reconciliation of these financial measures from GAAP to non-GAAP.

     Analyst Conference Call and Simultaneous Webcast

     Cognex will host a conference call to discuss its results for the third quarter of 2006, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the U.S.). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the U.S.) and the access code is 7918041.

     Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

     About Cognex Corporation

     Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

     Forward-Looking Statement

     Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends, revenue growth and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries, including, but not limited to the semiconductor, electronics, automotive and steel industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2005. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.


                               COGNEX CORPORATION
                            Statements of Operations
                                   (Unaudited)
                     In thousands, except per share amounts



                            Three Months Ended      Nine Months Ended
                        October    July   October   October   October
                           1,       2,       2,       1,        2,
                          2006     2006     2005     2006      2005
                        ----------------------------------------------

Revenue                 $58,005  $63,074  $58,256  $180,119  $156,057

Cost of revenue (1)      15,447   16,593   15,755    48,750    45,610
                        -------- -------- -------- --------- ---------

Gross margin             42,558   46,481   42,501   131,369   110,447
   Percentage of revenue     73%      74%      73%       73%       71%

Research, development,
 and engineering
 expenses (1)             7,997    8,582    7,224    24,496    20,724
   Percentage of revenue     14%      14%      12%       14%       13%

Selling, general, and
 administrative expenses
 (1)                     23,414   25,277   21,351    72,470    60,353
   Percentage of revenue     40%      40%      37%       40%       39%
                        -------- -------- -------- --------- ---------

Operating income         11,147   12,622   13,926    34,403    29,370
   Percentage of revenue     19%      20%      24%       19%       19%

Foreign currency loss      (282)    (280)    (410)     (707)     (602)

Investment and other
 income                   1,518    1,772    1,156     4,856     3,599
                        -------- -------- -------- --------- ---------

Income before taxes      12,383   14,114   14,672    38,552    32,367

Income tax provision      2,267    2,680    3,814     8,202     8,415
                        -------- -------- -------- --------- ---------

Net income              $10,116  $11,434  $10,858  $ 30,350  $ 23,952
   Percentage of revenue     17%      18%      19%       17%       15%
                        ======== ======== ======== ========= =========

Net income per diluted
 common and common
 equivalent share (2)   $  0.22  $  0.24  $  0.22  $   0.64  $   0.50
                        ======== ======== ======== ========= =========

Diluted weighted-average
 common and common
 equivalent shares
 outstanding             46,579   47,517   48,469    47,086    47,703
                        ======== ======== ======== ========= =========

Cash dividends per
 common share           $ 0.085  $ 0.080  $ 0.080  $  0.245  $  0.240
                        ======== ======== ======== ========= =========

  (1)Amounts include
      stock option
      expense, as
      follows:
       Cost of revenue  $   413  $   426        -     1,194         -
       Research,
        development, and
        engineering         941      948        -     2,671         -
       Selling, general,
        and
        administrative    2,121    2,131        -     6,071         -
                        -------- -------- -------- --------- ---------
       Total stock-based
        compensation
        expense         $ 3,475  $ 3,505        -  $  9,936         -
                        ======== ======== ======== ========= =========

  (2)Net income per
      diluted common and
      common equivalent
      share excluding
      stock option
      expense           $  0.27  $  0.29  $  0.22  $   0.79  $   0.50
                        ======== ======== ======== ========= =========


                               COGNEX CORPORATION
             Reconciliation of Selected Items from GAAP to Non-GAAP
                                   (Unaudited)
                     In thousands, except per share amounts


                                                           Nine Months
                                      Three Months Ended      Ended
                                     October 1,  July 2,   October 1,
                                        2006       2006       2006
                                     ---------- ----------------------

Revenue (GAAP)                       $  58,005  $  63,074  $  180,119
                                     ========== ========== ===========

Gross margin (GAAP)                  $  42,558  $  46,481  $  131,369
 Stock option expense                      413        426       1,194
                                     ---------- ---------- -----------
 Gross margin (Non-GAAP)             $  42,971  $  46,907  $  132,563
                                     ========== ========== ===========
      Percentage of revenue                 74%        74%         74%

R, D & E expenses (GAAP)             $   7,997  $   8,582  $   24,496
 Stock option expense                     (941)      (948)     (2,671)
                                     ---------- ---------- -----------
 R, D & E expenses (Non-GAAP)        $   7,056  $   7,634  $   21,825
                                     ========== ========== ===========

S, G & A expenses (GAAP)             $  23,414  $  25,277  $   72,470
 Stock option expense                   (2,121)    (2,131)     (6,071)
                                     ---------- ---------- -----------
 S, G & A expenses (Non-GAAP)        $  21,293  $  23,146  $   66,399
                                     ========== ========== ===========

Operating income (GAAP)              $  11,147  $  12,622  $   34,403
 Stock option expense                    3,475      3,505       9,936
                                     ---------- ---------- -----------
 Operating income (Non-GAAP)         $  14,622  $  16,127  $   44,339
                                     ========== ========== ===========
      Percentage of revenue                 25%        26%         25%

Net income (GAAP)                    $  10,116  $  11,434  $   30,350
 Stock option expense, net of tax        2,253      2,274       6,445

 Net income excluding stock option   ---------- ---------- -----------
  expense (Non-GAAP)                 $  12,369  $  13,708  $   36,795
 Tax benefit from discrete events    $    (567) $    (869) $   (1,436)

                                     ---------- ---------- -----------
 Net income excluding stock option
  expense and tax benefit (Non-GAAP) $  11,802  $  12,839  $   35,359
                                     ========== ========== ===========
      Percentage of revenue                 20%        20%         20%

Net income per diluted share (GAAP)  $    0.22  $    0.24  $     0.64
 Stock option expense, net of tax         0.05       0.05        0.15
                                     ---------- ---------- -----------
 Net income per diluted share
  excluding stock option expense
  (Non-GAAP)                              0.27       0.29        0.79
 Tax benefit from discrete events        (0.01)     (0.02)      (0.03)
                                     ---------- ---------- -----------
 Net income per diluted share
  excluding stock option expense and
  tax benefit (Non-GAAP)             $    0.26  $    0.27  $     0.76
                                     ========== ========== ===========


                               COGNEX CORPORATION
                                 Balance Sheets
                                   (Unaudited)
                                  In thousands


                                               October 1, December 31,
                                                  2006        2005
                                               -----------------------

Assets

Cash and investments                           $ 266,961  $   312,258

Accounts receivable                               39,893       42,051

Inventories                                       28,195       18,819

Property, plant, and equipment                    24,335       24,175

Other assets                                     170,099      167,259
                                               ---------- ------------

Total assets                                   $ 529,483  $   564,562
                                               ========== ============


Liabilities and Shareholders' Equity

Current liabilities                            $  63,299  $    58,041

Shareholders' equity                             466,184      506,521
                                               ---------- ------------

Total liabilities and shareholders' equity     $ 529,483  $   564,562
                                               ========== ============


                               COGNEX CORPORATION
                         Additional Information Schedule
                                   (Unaudited)
                              Dollars in thousands


                            Three Months Ended      Nine Months Ended
                        October           October  October   October
                           1,    July 2,     2,        1,        2,
                         2006     2006     2005      2006      2005
                        -------------------------- -------------------

Revenue                 $58,005  $63,074  $58,256  $180,119  $156,057
                        ======== ======== ======== ========= =========

Revenue by division:
  Modular Vision Systems
   Division                  88%      86%      84%       88%       84%
  Surface Inspection
   Systems Division          12%      14%      16%       12%       16%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

Revenue by geography:
  Americas                   37%      35%      37%       35%       37%
  Japan                      28%      26%      30%       28%       28%
  Europe                     26%      30%      27%       28%       29%
  Asia                        9%       9%       6%        9%        6%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

Revenue by market:
  Discrete factory
   automation                56%      55%      57%       56%       57%
  Semiconductor and
   electronics capital
   equipment                 32%      31%      27%       32%       27%
  Surface inspection         12%      14%      16%       12%       16%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========

Revenue by product:
  Vision sensors             49%      46%      44%       48%       43%
  PC-based vision
   systems                   34%      35%      34%       35%       34%
  Surface inspection
   vision systems             7%      10%      12%        8%       12%
  Service                    10%       9%      10%        9%       11%
                        -------- -------- -------- --------- ---------
  Total                     100%     100%     100%      100%      100%
                        ======== ======== ======== ========= =========


     CONTACT: Cognex Corporation
              Susan Conway, 508-650-3353
              Director of Investor Relations
              susan.conway@cognex.com